UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2015 (April 30, 2015)

Energy Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577

(Address if Principal Executive Offices)(Zip Code)

510-483-7370

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Appointment of Chief Accounting Officer

On April 30, 2015, the Board of Directors of Energy Recovery, Inc. (the "Company") appointed Ms. Sharon Smith-Lenox as Corporate Controller and Chief Accounting Officer. Ms. Smith-Lenox joined the Company in February 2013 as Controller. From 2009 to 2013, Ms. Smith-Lenox was Controller for Tigo Energy, a provider of smart module optimizer technology for the solar industry. Previously, Ms. Smith-Lenox was Corporate Controller and Chief Accounting Officer for Maxim Integrated Products, Inc., a public semi-conductor developer and manufacturer of integrated circuits (ICs) for the industrial, communications, consumer, and computing markets. Ms. Smith-Lenox also held various positions of increasing responsibility at the Hewlett-Packard Company, including Americas’ Controller for Hewlett-Packard’s leasing business. Ms. Smith-Lenox began her professional career at KPMG, San Francisco, advancing to Manager. Ms. Smith-Lenox holds a M.A. in International Relations from the University of California, Berkeley, a B.A. in International Relations from Long Island University, and a B.S. in Accounting from the California State University, East Bay. Ms. Smith-Lenox is a certified public accountant.

As Chief Accounting Officer, Ms. Smith-Lenox will receive an annual base salary of $210,000 and will also be eligible for an annual bonus in an amount up to 40% of her annual salary based on her achievement toward Company financial and/or other performance goals under the Company’s executive bonus plan. Ms. Smith-Lenox has been designated as a participant in the Company’s Change of Control Plan, a copy of which is on file with the Securities and Exchange Commission.

There are no family relationships between Ms. Smith-Lenox and any of the officers or directors of the Company. There are no related party transactions with Ms. Smith-Lenox that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Exhibits
99.1	Promotion Letter for Ms. Sharon Smith-Lenox

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	May 1, 2015	/s/ Juan Otero
Juan Otero
(Corporate Counsel and Secretary)